PURCHASE AND SALE AGREEMENT

                          BY AND BETWEEN

                   NAMI RESOURCES COMPANY, LLC

                               AND

                      MILLER PETROLEUM, INC.

                   PURCHASE AND SALE AGREEMENT

          THIS PURCHASE AND SALE AGREEMENT (the "Agreement"), dated the 31st day of August, 2000, is by and between NAMI RESOURCES COMPANY, LLC ("Nami"), a Kentucky limited liability company, with an address of 1222-1/2 North Main Street, London, Kentucky 40741, and MILLER PETROLEUM, INC., ("Miller"), a Tennessee corporation, with an address of 3651 Baker Highway, P.O. Box 130, Huntsville, Tennessee 37756.
          WHEREAS, Miller desires to sell to Nami and Nami desires to purchase from Miller on the terms set forth in this Agreement those certain oil and gas properties set forth hereinafter;
          NOW, THEREFORE, in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder, and intending to be legally bound, the parties hereby agree as follows:
                            ARTICLE I.
                           DEFINITIONS
     1.01 Definitions.   All capitalized terms and the definitions set
forth in this Agreement, not defined in the body of this Agreement, are set forth in EXHIBIT "A", attached hereto and incorporated herein by reference.
                           ARTICLE II.
                   PURCHASE AND SALE OF ASSETS
     2.01 Assets To Be Sold. Subject to the terms and conditions of this Agreement, Miller shall sell, transfer and assign to Nami, and Nami shall purchase from Miller, effective July 1, 2000 (the "Effective Date"), certain specified interests in and to the assets described below (the "Assets"). The Assets shall consist of all of:
          (a)  the leases described on EXHIBIT "B"  (including but not limited to the "interests" set forth in EXHIBIT "C"), as
               well as any and all working interest, royalty interests, operating rights, overriding royalties, net profits interests and all other types of interests held by Miller in the "Lease(s)". (The various interests in the Lease(s)
               shall be collectively referred to as the "Leasehold
               Interests");
          (b) Those interests attributable to the Leasehold Interests, including but not limited to, wells (those wells are identified in EXHIBIT "D"), well-head equipment, well bores, pipe, gathering lines, compressors (identified in EXHIBIT
               "E"), materials, inventory, facilities, supplies, equipment, pipelines, meters, and any and all other personal, real, movable and immovable property, fixtures or equipment which are located on or presently used in connection with, or relating to, the wells, the production, treatment or transportation of oil and gas from the Lease(s), and any replacements, additions, attachments or accessories now or hereafter attached, added or affixed (collectively the "Equipment").
          (c)  The  gas, oil, oil products, casing-head gas, methane, coal bed methane gas, drip gasoline, natural gasoline and any and all other liquid and gaseous hydrocarbons of whatsoever nature or kind (hereinafter referred to collectively as "Gas and Oil") produced from or attributable to the Leasehold Interest(s) on or after the Effective Date; and
          (d)  To the extent the same are assignable or transferable by
               Miller and to the extent and only to the extent that the
               same relate and are necessary or relevant to the ownership or operation of the Leasehold Interest(s), the interest in and to all orders, contracts, agreements (including without limitation all easements and rights of way, operating agreements, bidding agreements, transportation agreements, unit agreements, participation agreements, gathering
               agreements and processing agreements), instruments,
               licenses, authorizations, well record files, reserve
               reports, seismic information and reports, maps, surveys,
               bonds, title opinion, permits, audits, claims, liens, suits, settlements and demands, and other rights, privileges, benefits and powers conferred upon Miller, including but not limited to those described on EXHIBIT "F" (the "Contracts").
          (e)  to the extent attributable to the Assets, the following records in the possession of Seller: (i) lease and land records, including title opinions, (ii) geological and geophysical records, (iii) operations, production and engineering records, (iv) accounting records, and
               (v) facility and well records (collectively, the "Records").
          (f)  It is agreed and understood between the parties that there is reserved unto Miller, and excepted out of this
               conveyance, twenty (20) drilling locations on the subject lease, at sites approved by Nami (which approval shall not be unreasonably withheld); provided however that all of
               these twenty (20) locations must be drilled by Miller within two (2) years of closing or said locations shall revert to Nami. Nami shall have reasonable access to any drilling and completion performed by Miller (to avoid problems with
               Nami's own drilling and operations).  Nami shall have the
               right of first refusal on all of these locations before
               Miller can sell same to any third party.
     2.02 Purchase Price. The purchase price for the Assets to be paid by Nami to Miller at Closing, as herein defined, shall be as follows:
          (a)  Nami shall pay TWO MILLION DOLLARS ($2,000,000.00) to Miller at the time of the Closing, as herein defined, by wire
               transfer.
     2.03 Effective Date. The conveyance of the Assets as contemplated in this Agreement shall be deemed for all respects, except that all Representations and Warranties of Miller shall be applicable at the time of the Closing, to be effective on July 1, 2000. The parties agree that within sixty days after Closing that a full accounting of all gas shall be completed.
     2.04 Allocation of Purchase Price. EXHIBIT "G" contains the allocation of the value of the Assets as mutually agreed by the Parties (the "Allocated Value"). Seller and Purchaser agree not to assert, in connection with any tax return, tax audit or similar proceedings, any allocation of the consideration that differs from any such agreed-upon in writing allocation. Seller and Purchaser shall each prepare an IRS Form 8594 in accordance with such Allocated Value.
                           ARTICLE III
                      CLOSING AND DELIVERIES
     3.01 Closing.   The Closing of the purchase and sale of the  Assets
(the "Closing"), shall be held on August 28, 2000 (the "Closing Date"), or on such other date as shall be mutually agreed upon by Nami and Miller, or unless extended by Nami for purposes of accomplishing any cures necessary to consummate this Agreement. The Closing shall be held at the law offices of Howard Mann in Corbin, Kentucky, or at such other location as the parties hereto may mutually agree upon.
     3.02 Deliveries by Miller to Nami.  At the Closing, Miller shall deliver to Nami:
          (a)  Bill of sale, assignment and/or other instruments of
               transfer referred to in this Agreement, in form
               substantially identical to that attached hereto as EXHIBIT
               "H", to affect the transfer of the Assets to Nami.
          (b)  The opinion of Miller's Counsel referred to in Section 3.04 hereof.
          (c)  The executed counterparts of all consents, if any, from third parties necessary to consummate the transactions contemplated herein.
          (d) All opinions, letters or documents of counsel previously prepared for Miller regarding the Assets, including but not limited to the title opinions, legal opinions on litigation (threatened or pending) and all opinions of counsel addressed to Miller.
          (e) A certificate from the Secretary of State of the State of Tennessee and any other jurisdiction in which Miller transacts business, as to the good standing of Miller in its respective state of incorporation and any other jurisdiction in which it transacts business, certified within thirty (30) days of Closing Date.
          (f)  A copy of the board resolutions, certified by the Secretary of Miller, authorizing Miller to enter into the transactions contemplated by this Agreement to which it is a party.
          (g)  All other previously undelivered items required to be delivered by Miller to Nami at or prior to the Closing.
          (h)  The Disclosure Schedules contemplated by this Agreement.
          (i)  All documents identified in the Closing Agreement.
          (j) Complete copies of all lease documents, deeds, easements, surface leases or agreements, or any other property document which affects or involves the properties identified herein.
          (k)  All title information concerning the properties, including but not limited to, bills of sale, original leases or assignments, title opinions, reports or abstracts.
          (l)  Copies of any and all oil and gas reserve reports and studies, including but not limited to, core logs, laboratory testing data, and any other geological or engineering reports concerning properties listed herein.
          (m) A statement previously identified and attached hereto as EXHIBIT "C", showing all royalties, overriding royalties, working interests and revenue interests required under each lease or agreement and a statement showing all minimum or advance royalties or rentals paid under each lease or rental and the extent to which such have been recouped.
          (n) Releases of all liens, claims and encumbrances against the Assets, in form and substance acceptable to Nami.
          (o)  Lessor's ratification (in form and substance acceptable to
               Nami) of the base leases assigned to Nami under this
               Agreement.
     3.03 Deliveries by Nami to Miller.
          (a)  At the Closing, Nami shall deliver to Miller:
               (i)       The wire transfer provided for in Section
                         2.02(a);
               (ii)      Certificates from the Secretary of State of
                         Kentucky as to the good standing of Nami,
                         certified as of a date within thirty (30) days
                         of Closing;
               (vii)     All other previously undelivered items required
                         to be delivered by Nami to Miller at, or prior
                         to, such date.
     3.04 Opinion of Miller's Counsel. Nami shall receive from Miller's Counsel an opinion in form and substance reasonably satisfactory to and addressed to Nami and dated the Closing Date, stating:
          (i)  Miller is duly organized, validly existing and in good standing under the laws of the State of Tennessee;
          (ii) Miller has the corporate power to conduct its business and to execute and deliver this Agreement and to perform its obligations under this Agreement;
          (iii)Miller has authorized the execution, delivery and
               performance of this Agreement by all necessary
               corporate action;
          (iv) Miller has executed and delivered this Agreement;
          (v)  All corporate, or other proceedings and all notices required by law or by the Articles of Incorporation, Bylaws, or other applicable governing documentation of Miller and the provisions of this Agreement to be taken or given to Miller in connection with the transactions contemplated by this Agreement have been so taken or gave;
          (vi) To Miller's Counsel's knowledge after limited investigation, Miller is not in default under any law or regulation, or under any order of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality wherever located, or under any contract or agreement, which would effect the assets or the operation of the business contemplated to be operated after the Closing;
          (vii)The instruments of transfer and assignment delivered
               by Miller to Nami hereunder have been duly authorized,
               executed and delivered and are valid and sufficient to
               convey to Nami all of Miller's right, title an
               interest in and to all of the Assets, subject to the
               obtaining of necessary licenses, permits and consents
               and approvals of third parties;
          (viii) The execution and delivery of this Agreement,
               performance by Miller of its obligations under this
               Agreement and the exercise by Miller of the rights
               created by this Agreement do not (a) violate Miller's
               Articles of Incorporation or bylaws; (b) constitute an
               illegal or ultra vires act of Miller or to Miller's
               Counsel's knowledge after due investigation,
               constitute a breach of or a default under, or
               invalidate or give any party a right to cancel or
               terminate any lease, agreement, instrument, license,
               permit or other similar authorization that is being
               transferred to or assumed by Nami pursuant to this
               Agreement;
          (ix) To Miller's Counsel's knowledge, after due investigation, all consents, approvals and authorizations required to be obtained by Miller in connection with the Agreement and the transactions contemplated hereby, have been obtained;
          (x) This Agreement is a valid and binding obligation of Miller enforceable against Miller under the laws of the
               Commonwealth of Kentucky, State of Tennessee and the federal law of the United States;
          (xi) To Miller's Counsel's knowledge, after due investigation, Miller's Counsel has no knowledge of any pending or threatened actions, claims, investigations, or other proceedings against Miller except as disclosed to Nami; and
          (xii) To Miller's Counsel's knowledge, after due
               investigation, no notices of violation of any laws,
               ordinances, rules, requirements or regulations
               (including, without limitation, those relating to
               zoning, occupational health and safety, and building
               and fire codes) of any Federal, state, city or county governmental body or agency having jurisdiction over the Real Property or improvements constructed thereon
               have been issued or received by Miller or entered
               against Miller regarding the Real Property or
               improvements constructed thereon.
                            ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF MILLER
     Miller hereby represents and warrants to Nami as of the date hereof that:
     4.01 Existence of Miller. Miller is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has the power and authority to own its property, to carry on its business as now conducted and to enter into and carry out the terms of this Agreement.
     4.02 Power of Miller.  Miller has the corporate power to enter into and
perform this Agreement and the transactions contemplated hereby.   The
execution, delivery and performance of this Agreement by Miller, and the transactions contemplated hereby, will not violate (i) any provision of the certificate of incorporation or bylaws of Miller, (ii) any material agreement or instrument to which Miller is a party or by which Miller is bound which pertains to the Assets, Lease(s) or Leasehold Interest(s), (iii) any judgment, order, ruling, or decree applicable to Miller as a party in interest, or (iv) any law, rule or regulation applicable to Miller.
     4.03 Authorization of Miller.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Miller. This Agreement has been duly executed and delivered on behalf of Miller, and at the Closing all documents and instruments required to be executed and delivered by Miller pursuant to this Agreement shall have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Miller enforceable in accordance with their terms, subject, however, to the affect of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in affect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     4.04 Litigation-Agreement. No litigation, claims, administrative proceedings or other proceedings or governmental investigations are pending, or to the best of Miller's actual knowledge threatened, which would prevent or delay the execution, delivery or performance of this Agreement by Miller.
     4.05 Litigation - Assets.    There are no court, administrative,
regulatory or similar proceedings (whether civil, administrative, quasi-criminal or criminal); arbitration or other dispute resolution or settlement procedure; investigation or inquiry by any government, administrative, regulatory or similar body or any third person or entity; or any similar matter or proceeding (collectively "Proceedings") (a) against the Assets, Lease(s) or Leasehold Interests, or (b) against Miller and relating in any way to the Assets, Lease(s) or Leasehold Interests, which would have a material adverse affect on the Assets, Lease(s) or Leasehold Interests (whether in progress or threatened); as it pertains to the Assets, Lease(s) or Leasehold Interests, no event has occurred which might give rise to any Proceedings, there is no judgment, decree, injunction, rule, award or order of any court, government department, board, commission, agency, arbitrator or similar body outstanding against Miller and no complaint, grievance, claim, work order or investigation has been filed, made or commenced against Miller.
     4.06 No Violations. Neither the execution or delivery of this
Agreement, nor the consummation of the transactions contemplated hereby or thereby:
          (a) To the best of Miller' Knowledge, requires any filing or registration with, or permission, authorization, consent or approval of, any governmental or regulatory authority on the part of Miller;
          (b)  To the best of Miller' Knowledge, violates or will violate any order, writ, injunction, judgment, decree or award, or any law, rule, regulations, or ordinance, or any court or governmental or regulatory authority to which Miller or any of the Assets are subject; and
          (c)  To the best of Miller' Knowledge, violates or conflicts with, or will violate or conflict with, any provision of the Articles of Incorporation or By-Laws, as amended, of Miller;
               or
          (d) To the best of Miller' Knowledge, violates or breaches, or constitutes a default, (or an event which, with notice or lapse of time or both, would constitute a default) under,
               any material provision of any mortgages, deed of trust,
               lien, note, lease, license, agreement, security agreement, or other instrument, arrangement, commitment, obligation, understanding or restriction of any kind to which Miller is a party or by which any of its Assets may be bound.
     4.07 Consents and Preferential Purchase Rights. There are no consents, agreements or waivers of preferential rights necessary to the valid assignment of the Assets to Nami at Closing and there are no preferential purchase rights or calls on production with respect to the production from the Leasehold Interest except as outlined below in Paragraph 4.14(iv).
     4.08 Environmental Matters. To the best of Miller's knowledge, information and belief after reasonable inquiry, there exists no Environmental Defect with respect to the Assets. As used herein, "Environmental Defect" means a condition or circumstance that exists in connection with the Leasehold Interest or the Assets that is not in material compliance with any law, regulation, order or judgment of or agreement with any federal, state or local agency or court relating to the environment or that under such law, regulation, order, judgment or agreement requires the owner or operator of such leases or assets to undertake any cleanup, remediation or other expense of such "Environmental Defect". To the best of Miller's knowledge, Miller has not received notice of any material violation of applicable environmental laws, rules, regulations, ordinances and orders relating thereto, including laws relating to actual or threatened emissions, discharges or releases of pollutants, contaminants or hazardous or toxic materials or waste into air, water or land, or otherwise relating to the generation, manufacture, processing, transportation or distribution of pollutants, contaminants or hazardous toxic substances or wastes, the noncompliance with which would have a material adverse affect on the ownership or operation of the Assets.
     4.09 Compliance with Laws. To the best of Miller's Knowledge, the Assets have been operated in compliance with all laws, ordinances, regulations and orders applicable to the Assets and the operations undertaken in connection therewith. Furthermore, no notice from any governmental body has been served upon Miller for the Assets claiming any material violation of any law or any other code, rule or regulation, which would have material adverse affect on the Assets. To the best of Miller's knowledge, none of the Assets, nor the ownership, leasing, occupancy, or the operation thereof, is in material violation of any such law, ordinance, code, rule or regulation, which would have a material adverse affect on the Assets.
     4.10 Assets in Satisfactory Condition. To the best of Miller's Knowledge, all the physical Assets (fixtures, equipment and personalty) necessary for the operation of the Lease as currently constructed are, as of closing date, in satisfactory operating condition for their intended use; provided however, that said physical assets are sold "as is, where is," have been inspected and found satisfactory by Nami, and are not warranted as to fitness or continued operation, but only as to title.
     4.11 Insurance. All the Assets conveyed hereunder are covered by insurance with responsible insurers against such risks and in such amounts as are reasonable for prudent owners of comparable assets. Miller will provide, prior to Closing a copy of all the insurance policies pertaining to the Assets, held by the Miller, including the name of the insurer, the risks insured against, the amount of coverage, the policy numbers and the expiration dates. Miller is not in default with respect to any of the provisions contained in any such policies of insurance or has failed to give any notice or pay any premium or present any claim under any such insurance policy.
     4.12 Permits.  Miller holds all permits, licenses, bonds, approvals and franchises (collectively, "Permits") which it requires, or is required to have, to operate, own or lease the Assets conveyed hereunder. All such Permits are in full force and affect; Miller is in material compliance with all the terms and conditions relating to such permits; and there are no proceedings in progress, pending or threatened which may result in revocation, cancellation, suspension or any adverse modification of any of such Permits. Neither the terms and conditions relating to such Permits nor the legislation or regulations pursuant to which the same were issued require that any consent or approval of, or filing with or notice to, any governmental agency or regulatory body or other Person be made to assure the continued holding by Nami of such permits after completion of the transaction contemplated by this Agreement.
     4.13 Material Facts Disclosed. Miller has disclosed in writing to Nami facts within their Knowledge relating to the Assets, Lease(s) and Leasehold Interests, which could reasonably be expected to be material to an intending purchaser of the Assets, Lease(s) or Leasehold Interests, or that would have a Material Adverse Affect on the Assets, Lease(s) or Leasehold Interests, or on Nami's acquisition and ownership thereof.
     4.14 Lease(s). Miller owns the Lease(s) free and clear of liens, claims and encumbrances placed against the Assets by Miller or incurred by Miller, and Miller has duly performed all of the obligations under the Lease(s) that are now or will prior to the Closing Date be required to be performed by Miller, except as is expressly set out in paragraph 4.14(iv) below. Miller has not received any notice of default under the Lease(s) nor is any such notice pending. The Lease(s) are valid and enforceable in accordance with their terms; further, that:
               (i)       Miller has not received any notice of, and there
                         exists no event of default under the Lease(s) or
                         event which constitutes or would constitute
                         (with notice or lapse of time or both) a default
                         in any material respect thereunder; and
               (ii)      all working interest owners under such Lease(s)
                         have consented (where such consent is necessary
                         pursuant to the Lease or other agreements) to
                         the consummation of the transactions
                         contemplated by this Agreement without requiring
                         modification in the rights or obligations of
                         Miller under the Lease(s).
               (iii)     With respect to the Assets, and limited to the
                         time period during which Miller has owned the
                         Assets, to the best of Miller's Knowledge, all
                         rentals and royalties (including minimum
                         royalties, shut-in or otherwise) required to be
                         paid to perpetuate the Lease(s) to the date of
                         this Agreement have been timely and properly
                         paid to the proper parties and in the proper
                         amounts.  To the best of Miller's Knowledge, (i)
                         the Lease(s), and all material agreements,
                         orders and other instruments creating the Assets
                         or out of which the Assets arise are legal,
                         valid, binding, subsisting, in good standing and
                         in full force and affect, and (ii) the Lease(s)
                         are in full force and effect.
               (iv)      Miller has a drilling commitment under the
                         S.M.E.P.A. lease which is not current; Miller
                         has a drilling commitment under the ENPRO lease
                         which is not current; There is a production
                         payment to Cabot Oil and Gas which is assumed
                         herein.
     4.15 Rights of Way. Miller owns all the rights of way currently utilized by Miller for the transportation of Oil and Gas from the Assets (the "Rights of Way"), free and clear of liens, claims and encumbrances, and Miller has duly performed all of the obligations under the Rights of Way that are now or will prior to the Closing Date be required to be performed by Miller. Miller has not received any notice of default under the Rights of Way nor is any such notice pending. The Rights of Way are valid and enforceable in accordance with their terms; further, that:
               (i)       Miller has not received any notice of, and there
                         exists no event of default under the Rights of
                         Way or event which constitutes or would
                         constitute (with notice or lapse of time or
                         both) a default in any material respect
                         thereunder; and
               (ii)      all grantors of the Rights of Way have consented
                         (where such consent is necessary pursuant to the
                         Rights of Way or other agreements) to the
                         consummation of the transactions contemplated by
                         this Agreement without requiring modification in
                         the rights or obligations of Miller under the
                         Rights of Way.
               (iii)     With respect to the Assets, and limited to the
                         time period during which Miller has owned the
                         Assets, to the best of Miller's Knowledge, all
                         payments required to be paid to perpetuate the
                         Rights of Way to the date of this Agreement have
                         been timely and properly paid to the proper
                         parties and in the proper amounts.  To the best
                         of Miller's Knowledge, (i) all Rights of Way are
                         legal valid, binding, subsisting, in good
                         standing and in full force and affect, and (ii)
                         the Rights of Way are in full force and affect.
     4.16 Disclosure.    No representation or warranty by or on behalf of
Miller contained in this Agreement, in any Schedule hereto, in any agreement entered into pursuant hereto or in connection herewith, in any certificate delivered at Closing, or in any other certificate which states that it is delivered pursuant to or in connection with this Agreement (certificates referred to in this sentence are sometimes referred to herein individually as an "Agreement Certificate" and collectively as the "Agreement Certificates"), contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading. Miller is not aware of any event or condition which could reasonably be expected to have a material adverse effect
on the condition (financial or otherwise), of the Assets.   Neither the
furnishing of opinions or reports pursuant to this Agreement nor any information disclosed by any investigation or examination by Nami, nor the Closing of the transactions contemplated hereby, shall in any way reduce any rights Nami may have under any representation, warranties or covenants contained in this Agreement.
     4.17 Title Warranty. Miller shall warrant title to the Assets, Lease(s) and Leasehold Interests against the demands and claims of all persons asserting an adverse claim to the Assets, Lease(s) and Leasehold Interests that arise by, through, or under Miller. Miller also shall convey title to the Asset, Lease(s) and Leasehold Interest to Nami with full substitution and subrogation in and to all covenants and warranties of Miller's predecessors-in-title, such that Nami shall be the beneficiary and recipient thereof.
     4.18 Contractual Agreements. To the best of Miller's Knowledge EXHIBIT "I" sets forth all operating agreements, farm-out or farm-in agreements, pooling or unitization orders and agreements, oil or gas sales contracts, processing contracts, drilling or service contracts, partnership or joint venture agreements and any other material contracts or agreements affecting any of the Assets, Lease(s) or Leasehold Interests (ii) no present or future production from any of the Assets, Lease(s) or Leasehold Interests is dedicated under or subject to any contract, commitment, agreement, lien or arrangement of any kind, [except as noted in Paragraph 4.14 (iv) above (Cabot)] (iii) no person or entity has any call upon, option to purchase or similar rights with respect to the Assets, Lease(s) or Leasehold Interests
(iv) Miller is not obligated, by virtue of a prepayment arrangement, a "take or pay" arrangement, a production payment or any other arrangement, to deliver hydrocarbons produced from the Assets at some future time without then or thereafter receiving payment therefor, [except as noted in Paragraph 4.14 (iv) above (Cabot)] and (v) Miller is not in default of its material obligations under any agreements, except as described in Section 4.14(iv), above.
     4.19 Material Adverse Effects. To the best of Miller's Knowledge, there is no new or recent development, occurrence, event or condition which has materially and adversely affected or may materially and adversely effect the Assets, Lease(s) or Leasehold Interests and Miller has not done anything with respect to the Assets, Lease(s) or Leasehold Interests which is not in the ordinary course of Miller's business, and which would have a material adverse affect on the Assets, Lease(s) or Leasehold Interests.
     4.20 Payment of Funds. To the best of Miller's Knowledge, Miller has duly and timely paid all taxes, governmental charges, duties, penalties, interests and fines due and payable by it and affecting the Assets and its operation on or before the date of this Agreement where the failure to make such payment would have a material adverse affect on the Assets.
     4.21 Gas Imbalance. Miller represents and warrants that no gas imbalances exist for the Assets, Lease(s) or Leasehold Interests.
     4.22 Wells Subject to Plugging and Abandonment.   Miller represents
and warrants that at the time of Closing, it has not received any notification from any governmental agency that any wells located on the Leases are to be plugged and abandoned, except for the following:
None.
     4.23 No Undisclosed Liabilities.   Miller has not incurred any
liabilities or obligations (express, implied, absolute, accrued, contingent or otherwise) on behalf of the Assets which were not fully disclosed to Nami prior to the date hereof. At the time of the Closing, all of the Assets shall be free and clear of all liens, liabilities, obligations, encumbrances, claims (contingent, existing, pending, undisclosed, or threatened) or charges, of whatsoever nature or kind.
     4.24 Ownership of Acquired Assets. Miller is the owner legally and beneficially of the Assets, Lease(s) or Leasehold Interests and there are no outstanding options, calls, puts, rights, revisions, contracts, commitments, agreements, understandings, mortgages, liens, encumbrances or other arrangements relating to the Assets, Lease(s) and Leasehold Interests.
                            ARTICLE V
              REPRESENTATIONS AND WARRANTIES OF NAMI
     Nami represents as of the date hereof that:
     5.01 Existence of Nami. Nami is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Kentucky and has the power and authority to own property and to carry on its business as now conducted and to enter into and to carry out the terms of this Agreement.
     5.02 Power of Nami. Nami has the power to enter into and perform this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Nami, and the transactions contemplated hereby, will not violate (i) any provision of the articles of organization or operating agreement of Nami, (ii) any material agreement or instrument to which Nami is a party or by which Nami is bound, (iii) any judgment, order, ruling, or decree applicable to Nami as a party in interest, or (iv) any law, rule or regulation applicable to Nami;
     5.03 Authorization of Nami. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite company action on the part of Nami. This Agreement has been duly executed and delivered on behalf of Nami, and at the Closing all documents and instruments required to be executed and delivered by Nami shall have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Nami enforceable in accordance with their terms, subject, however, to the affect of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in affect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);
     5.04 Litigation.    No litigation, claims, administrative proceedings
or other proceedings or governmental investigations are pending, or to the best of Nami's actual knowledge threatened, which would prevent or delay the execution, delivery or performance of this Agreement by Nami;
                            ARTICLE VI
                COVENANTS AND AGREEMENTS OF SELLER
     6.01 Transactions Effecting Organization and Good Standing.  Between
the date hereof and the Closing Date, except as disclosed in writing to Nami, Miller will not amend or otherwise change its Articles of Incorporation or Bylaws and Miller will take all necessary actions to keep in full force and affect its legal existence as of the date hereof.
     6.02 Conduct of Business Before the Closing.
          (i) Diligence and Conduct. Between the date hereof and the Closing Date, Miller will conduct its business diligently and in the ordinary course in such manner and at such times so that, among other things, the Offices (a) maintain satisfactory relationships with its vendors in accordance with their custom and practice, (b) use their best efforts to preserve intact their business organizations.
          (ii) Properties and Assets. Between the date hereof and the Closing Date, Miller will not, except in the ordinary course
                    of its business, without notifying Nami and obtaining
Nami's
                    consent, (a) sell, assign, lease or otherwise transfer or dispose of any of the Assets, except as is outlined on EXHIBIT "J"; (b) mortgage, pledge or subject any of the Assets to a lien, charge or encumbrance of any kind.
          (iii)     Contracts.  Between the date hereof and the Closing Date,
                    (a) Miller will not, without Nami' approval, amend or terminate any contracts (including, without limitation, any
                    contract or agreement with any governmental agency), or enter into or become a party to any contract or agreement related to or affecting the Assets or the operation thereof;
                    (b) Miller will not enter into any contracts which
directly
                    or indirectly transfer any of the Assets to any officer, director, principal or employee of Miller or third party.
          (iv)      Insurance.   From the date hereof through and including
the
                    Closing Date, Miller will continue in full force and
affect
                    all of its existing insurance coverage which in any way provides insurance coverage for the Assets or the operation
                    thereof.
          (v) Material Increase of Liabilities. Between the date hereof and the Closing Date, Miller will not enter into any contract, agreement or course of action which may reasonably
                    be expected to materially increase the aggregate amount of its liabilities and which in any way, adversely affects the
                    Assets, Lease(s) or Leasehold Interests or the operations thereof.
          (vi) Books, Records, Accounting and Asset Inspection. Between the date hereof and the Closing Date, (a) Miller will not make any alteration in the manner of keeping its books, accounts or records, or in the accounting practices therein
                    reflected, and (b) Miller will grant to Nami and its representatives (attorneys, auditors, agents and bankers) full and complete access to, and the right to inspect the Assets and evaluate the prospects of the Assets, and upon prior notice to Miller, full access to all agents, employees
                    and accountants of Miller; provided, however, that any
such
                    investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the Offices. Miller will make available to Nami and its representatives all books, agreements, papers and records reasonably requested by Nami and its representatives relating to the
                    Assets and ownership and operation of the Assets.   Upon
                    request by Nami, Miller shall provide Nami with such other financial statements, reports or analyses as may be in the possession of Miller, or affiliates of Miller, and as they relate to the Assets' business, operations or affairs, including both regular internal reports and special reports,
                    including, but not limited to, reports of consultants.
Nami
                    agrees to keep all information received from the Miller pursuant to this Section confidential and will not disclose
                    the same except to its agents or representatives or where required in the ordinary course of business.
          (vii) Other Transactions Not in the Ordinary Course of Business. Between the date hereof and the Closing Date, without the prior written consent of Nami, Miller will not enter into any material transaction, whether or not restricted by a specific paragraph of this Article VI, which directly relates to, or affects, any of the Assets, Lease(s) or Leasehold Interests, including the operations thereof, which
                    is not in the ordinary course of business.
     6.03 Preservation of the Assets.  From the date hereof until the
Closing Date, Miller will maintain the Assets, Lease(s) and Leasehold Interests in no worse condition, repair and working order as such exist on the date hereof, subject to ordinary wear, tear and consumption in the ordinary course of the business.
     6.04 Breaches of Representations and Warranties. Miller shall notify Nami of the discovery by Miller that any representation or warranty of Miller contained in this Agreement is or becomes untrue or will be untrue on the Closing Date. Such disclosure shall be made in writing and within the earlier of 48 hours after discovery or the Closing.
     6.05 No-Shop Clause. From and after the date of the execution of this Agreement through the Closing Date, Miller shall not (i) offer for sale the Assets, Lease(s) or Leasehold Interests (or any material portion thereof) or any ownership interest of any entity owning any of the Assets, Lease(s) or Leasehold Interests, (ii) solicit offers to buy all or any material portion of the Assets, Lease(s) or Leasehold Interests or any ownership interest of any entity owning any of the Assets, Lease(s) or Leasehold Interests, (iii) hold discussions with any party (other than Nami) looking toward such an offer or solicitation or looking toward a merger or consolidation of any entity owning any of the Assets, Lease(s) or Leasehold Interests, or (iv) enter into any agreement with any party (other than Nami) with respect to the sale or other disposition of the Assets, Lease(s) or Leasehold Interests (or any material portion thereof) or any ownership interest in any entity owning any of the Assets, Lease(s) or Leasehold Interests or with respect to any merger, consolidation, or similar transaction involving any entity owning any of the Assets, Lease(s) and Leasehold Interests. Notwithstanding anything herein to the contrary, this "no-shop" covenant shall terminate with the Agreement if the Agreement is terminated due to a factor outside the control of Miller.
                           ARTICLE VII
           CONDITIONS TO THE OBLIGATIONS OF THE PARTIES
          The obligation of Miller on the one hand and Nami on the other to complete the transaction contemplated by this Agreement is subject to the satisfaction of, or compliance with, at or prior to the Time of Closing, each of the following conditions, unless waived in writing by the parties:
     7.01 Accuracy of Representations and Compliance with Covenants. The representations and warranties of the parties made in or pursuant to this Agreement shall be true and correct at the Closing with the same force and affect as if made at and as of the Time of Closing; the covenants contained in this Agreement to be performed by the parties at or prior to the Time of Closing shall have been performed; the parties shall not be in breach of any agreement on their part contained in this Agreement; and shall have received certificates confirming the foregoing, signed by the parties by whom such representation is made.
     7.02 Closing Documents and Proceedings. All documents relating to the authorization and completion of the transaction contemplated by this Agreement and all actions and proceedings to be taken at or prior to the Time of Closing in connection with the performance by Miller and Nami of their respective obligations under this Agreement shall be satisfactory to the respective parties' Counsel and the parties shall have received copies of all such documents and evidence that all such actions and proceedings have been taken as they may reasonably request, in form and substance satisfactory to such parties and their Counsel.
     7.03 No Substantial Damage. No substantial damage by fire or other hazard to the Assets, which in the opinion of Nami is material, shall have occurred prior to the Time of Closing.
     7.04 No Action to Restrain.  No action or proceeding shall be pending or threatened by any person to restrain or prohibit Nami from acquiring the Assets contemplated herein.
     7.05 Consents and Approvals. In the event that any consents and approvals are required to be obtained by Miller, the same shall have been delivered to Nami, in each case in form and substance satisfactory to Nami and Nami's counsel.
     7.06 Delivery of Documents. Miller shall have delivered all instruments of conveyance referenced herein, in form acceptable to Nami.
     7.07 Due Diligence. Nami shall complete any due diligence Nami deems appropriate and prudent. If Nami, in its sole discretion, determines that it should not consummate the transactions contemplated in this Agreement because of any information discovered in its due diligence, then Nami may terminate and abandon this Agreement by giving written notice to Miller prior to the Closing. If any of the other conditions contained in this Article VII shall not be fulfilled or performed at or prior to the Time of Closing to the satisfaction of Nami (acting reasonably), Nami may, by notice to Miller, terminate this Agreement and the obligations hereunder. Any condition contained in this Article may be waived in whole or in part by Nami without prejudice to any claims it may have for breach of covenants, representations or warranties by Miller.
                           ARTICLE VIII
                   INDEMNIFICATION AND REMEDIES
     8.01 Miller Indemnification.  Miller agrees to indemnify, defend and hold harmless Nami, its affiliates, successors and assigns, owners, officers, directors, employees and agents against any and all claims, losses, expenses, costs, obligations and liabilities of any kind, including reasonable attorney's fees ("Indemnity Amounts") which they may incur to the extent arising out of or resulting from any inaccuracy in or breach of any of the representations, warranties, covenants or any other provision of this Agreement by Miller.
     Miller further agrees to indemnify, defend and hold harmless Nami, its partners, officers, directors, shareholders, employees, agents and representatives, and the officers, directors, shareholders, employees, agents and representatives, and the officers, directors, shareholders, employees, agents and representatives of its partners (the "Nami Group"), from and against any and all claims, liabilities, losses, environmental liabilities, fines and penalties, costs and expenses (including, without limitation, court costs and reasonable attorneys' fees) arising from:
               (1)  events that have transpired or conditions that have
                    come into existence prior to the Effective Date that
                    are attributable to the ownership or operation of the Assets; and
               (2)  property damage or injury or death of persons
                    occurring prior to the Effective Date and arising out
                    of the ownership or operation of the Assets regardless
                    of whether claims related to said damage, injury or
                    death are asserted on, before or after the Effective
                    Date.
     8.02 Nami Indemnification.    Nami agrees to indemnify, defend and hold
harmless Miller, its affiliates, successors and assigns, officers, directors, employees and agents against any and all claims, losses, expenses, costs, obligations and liabilities of any kind, including reasonable attorney's fees ("Indemnity Amounts") which they may incur to the extent arising out of or resulting from any inaccuracy in or breach of any of the representations, warranties, covenants or any other provision of this Agreement by Nami.
      Limited to the extent of the Leasehold Interest to be acquired pursuant to this Agreement Nami hereby assumes all of the following described obligations, and Nami agrees to indemnify, defend and hold harmless Miller, its officers, directors, shareholders, employees, agent and representatives (the "Miller Group"), regardless of whether the Miller Group was wholly or partially negligent or otherwise at fault, from and against any and all claims, liabilities, losses, environmental liabilities, fines and penalties, costs and expenses (including, without limitation, court costs and reasonable attorneys' fees) arising from:
               (1) events that transpire or conditions that come into existence on or after the Effective Date that are attributable to the ownership or operation of the
                    Assets on or after the Effective Date;
               (2)  the proper plugging and abandonment of all wells now
                    or hereafter located on the Leasehold Interest;
               (3)  all liability for property damage or injury to or
                    death of persons occurring on or after the Effective
                    Date and arising out of the ownership or operation of
                    the Assets.
     8.03 General Provisions. In the case of any claim for indemnification brought under this Agreement:
          (a) A party claiming indemnification under this Agreement (an "Indemnified Party") shall promptly (i) notify the party from whom identification is sought (the "Indemnifying
               Party") of any third-party claim or claims asserted against the Indemnified Party ("Third Party Claim") which could give rise to a right of indemnification under this Agreement and
               (ii) transmit to the Indemnifying Party a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), an estimate of the amount of damages attributable to the Third Party Claim and the basis of the Indemnified Party's request for indemnification under this Agreement. Within thirty (30) days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party (i) whether the
               Indemnifying Party disputes its potential liability to the Indemnified Party under this Article VIII with respect to such Third Party Claim and (ii) whether the Indemnifying
               Party desires, at the sole cost and expense of the
               Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.
          (b)  If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party does not dispute its potential liability to the Indemnified Party under this Article VIII and that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, as
               its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 8.03. The
               Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is actually entitled to indemnification hereunder or if the Indemnifying Party
               assumes the defense with respect to the Third Party Claim), to file, during the Election Period, any motion, answer or other pleadings which the Indemnified Party shall deem necessary or appropriate to protect its interest or those of the Indemnifying Party and not prejudicial to the
               Indemnifying Party (it being understood and agreed that if an Indemnified Party takes any such action which is
               prejudicial and conclusively causes a final adjudication
               which is adverse to the Indemnifying Party, the Indemnifying Party shall be relieved of its obligations hereunder with respect to such Third Party Claim). If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to
               cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying
               Party elects to contest, including, without limitation, the making of any related counterclaim against the person or entity asserting the Third Party Claim or any cross-
               complaint against any person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying
               Party pursuant to this Section 8.03 and shall bear its own costs and expenses with respect to such participation.
          (c)  If the Indemnifying Party fails to notify the Indemnified
               Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party or if the
               Indemnifying Party elects to defend the Indemnified Party
               but fails to diligently and promptly prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings, provided, however, that the Indemnified Party may not enter into, without the Indemnifying Party's consent, which shall not be unreasonably withheld, any compromise or settlement of such Third Party Claim. Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the affect that the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article VIII and if such dispute is resolved in favor of the Indemnifying Party by final, nonappealable order of a court of competent jurisdiction, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section or of the Indemnifying Party's participation therein at the Indemnifying Party in full for all costs and expenses of such litigation. The Indemnifying Party may participate in, but not control any defense or settlement controlled by the Indemnified Party pursuant to this Section, and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.
          (d)  In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder which does not
               involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Agreement.
               If the Indemnifying Party does not notify the Indemnified
               Party within sixty (60) days from its receipt of the
               Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.
                            ARTICLE IX
                           TERMINATION
     9.01 Methods of Termination. The transactions contemplated by this Agreement may be terminated at any time, but not later than Closing:
          (a)  By mutual consent of Miller and Nami; or
          (b)  By Nami on the Closing Date, if any of the conditions provided for in Article IV or VII to have been performed by Miller has not been met or waived in writing by Nami; or
          (c) By Miller on the Closing Date, if any of the conditions provided for in Article V or VII to have been performed by
               Nami has not been met or waived in writing by Miller.
                            ARTICLE X
                           POST-CLOSING
     10.01 Receipts and Credits. All monies, proceeds, receipts, credits and income attributable to the Assets, Lease(s) and Leasehold Interests, for all periods of time subsequent to the Effective Date shall be the sole property and entitlement of Nami, and, to the extent received by Miller, Miller shall fully disclose, account for and transmit same to Nami promptly together with copies of all remittance advises, purchase statements, meter charts and interpretations and support for disbursements of royalty, overriding royalty interests, working interests and taxes to the extent not previously provided.
     All monies, proceeds, receipts and income attributable to the Assets, Lease(s) or Leasehold Interests, for all periods of time prior to the Effective Date shall be the sole property and entitlement of Miller and, to the extent received by Nami, Nami shall fully disclose, account for and promptly transmit same to Miller, together with copies of all remittance advises, purchase statements, meter charts and interpretations and support for disbursements of royalty, overriding royalty interests, working interests and taxes not otherwise provided.
     All costs, expenses, disbursements, obligations and liabilities, with respect to the Assets, Lease(s) and Leasehold Interests attributable to periods of time prior to the Effective Date, regardless of when due or payable, shall be the sole obligation of Miller, and Miller shall promptly pay, or if paid by Nami, promptly reimburse Nami for and defend and hold Nami harmless from and against same. Except as otherwise set forth in Article XI, all costs, expenses, disbursements, obligations, and liabilities with respect to the Assets, Lease(s) or Leasehold Interests attributable to periods of time subsequent to the Effective Date, regardless of when due or payable, shall be the sole obligation of Nami, and Nami shall promptly pay, or if correctly paid by Miller, promptly reimburse Miller for and defend and hold Miller harmless from and against same.
     Miller shall be entitled to a credit for and reimbursement in an amount equal to any amount received by Nami after closing for any delivery or performance by Miller prior to the Effective Date. All accounts receivable relating to the Assets, Lease(s) and Leasehold Interests and attributable to the period of time after the Effective Date shall be assigned to Nami. All accounts receivable relating to the Assets, Lease(s) and Leasehold Interests and attributable to the period of time before the Effective Date shall be retained by Miller.
     10.02 Access. After the Closing and for a transitional period of six months thereafter, upon the reasonable request of Nami, Miller shall, and shall cause its officers and employees to, cooperate with and assist Nami to ensure an orderly transition of the ownership of the Assets to Nami and to answer inquires and supply information, whether written or oral, relating to the Assets (including legal, accounting, environmental, government affairs and other information). All out-of-pocket expenses incurred in connection herewith shall be borne by Nami. Miller shall also join in any notifications to third parties, where necessary, to document the transfer of ownership of the Assets.
                            ARTICLE XI
                              TAXES
     11.01     Apportionment of Ad Valorem and Property Taxes.  All ad
valorem taxes, real property taxes, personal property taxes, and similar obligations attributable to the Assets ("Property Taxes") with respect to the tax period in which the Effective Date occurs shall be apportioned as of the Effective Date between Miller and Nami. The owner of record on the assessment date shall file or cause to be filed all required reports and returns incident to the Property Taxes and shall pay or cause to be paid to the taxing authorities all Property Taxes relating to the tax period on which the Effective Date occurs but shall be entitled to reimbursement from the other party for its proportional share.
     11.02 Sales Taxes. Any sales, use or other tax on the transfer of the Assets from Miller to Nami shall be shared equally by the parties.
     11.03     Other Taxes.   All such taxes, including severance taxes, which
have accrued prior to the Effective Date have been or will be properly paid or withheld by Miller and all statements, returns, and documents pertinent thereto have been or will be properly filed by Miller. Nami shall be responsible for paying or withholding or cause to be paid or withheld all such taxes which have accrued after the Effective Date and for filing all statements, returns, and documents incident thereto.
                           ARTICLE XII.
                          MISCELLANEOUS
     12.01 Entire Agreement and Amendments. This Agreement constitutes the entire agreement between Miller and Nami with respect to the transactions contemplated herein, and supersedes all prior oral or written agreements, commitments, understandings, or information otherwise furnished by Miller and Nami with respect to such matters and may not be altered or amended, nor may any rights hereunder be waived, except by an instrument in writing executed by the party to be charged with such amendment or waiver.
     12.02 Assignment. Neither Miller nor Nami may assign its rights or delegate its duties or obligations under the terms of this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld.
     12.03 Headings. The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise effect any of the terms or provisions hereof.
     12.04 Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky.
     12.05 Parties in Interest. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and, except as otherwise prohibited, their respective successors and assigns, and nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights or remedies.
     12.06 Further Assurances and Further Documents. After execution,Miller and Nami shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such other instruments and further documents and take such other action as may be reasonable necessary or advisable to carry out their obligations under this Agreement and under any document, certificate or other instrument delivered pursuant hereto.
     12.07 Relationship. It is not the purpose or intention of Miller or Nami to create any partnership, joint venture, mining partnership, or any association or any other relationship between them, express or implied, whether legal or quasi-legal, whereby one party is held liable for the acts or omissions of the other party, and neither this Agreement nor the operations hereunder shall be construed or considered as creating any such relationship.
     12.08 Publicity. Nami agrees to consult Miller prior to the issuance of any public announcements; however Miller acknowledges that Nami has certain regulatory and statutory responsibilities to disburse information to the public.
     12.09 Notices. All notices and consents to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by facsimile transmission, registered or certified mail, postage prepaid and return receipt requested, addressed as follows:

          If to Miller:  Miller Petroleum, Inc.
                         Attention: Deloy Miller
                         3651 Baker Highway
                         P.O. Box 130
                         Huntsville, TN 37756

          If to Nami:    Nami Resources Company, LLC
                         Attention: Mike Nami
                         1222-1/2 North Main Street
                         London, KY 40741

     The addresses so indicated may be changed by similar written notice. Notices shall be deemed effective as of the date of their receipt.
     12.11 Confidentiality. Nami acknowledges that all information furnished or disclosed pursuant hereto must remain confidential until Closing. Prior to the Closing, Nami may disclose such information:
               (d) to its employees or consultants or to any related corporation or the employees or consultants thereof taking the customary precautions to ensure that they keep such records, data, studies, opinions and other information confidential;
               (e) as may in the opinion of an attorney or Counsel for Nami or for any related corporation be required by law or for the reasonable protection of Nami or related corporation or their respective directors or other officers;
               (f) to any government or governmental authority or any financier or prospective financier of Nami.
     12.12 Severability. If any term or other provisions of this Agreement is invalid, illegal or incapable of being enforced under any rule or law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.
     12.13 No Third Party Beneficiary. This Agreement is not intended to create, nor shall it be construed as to create, any rights in any third party under doctrines concerning third party beneficiaries or stipulations pour autrui.
     12.14 Payment of Expenses and Fees. Nami and Miller shall bear their respective costs and expenses, including but not limited to, attorneys' fees incurred in connection with the transactions contemplated in this Agreement; provided, however, Nami shall pay all recording fees or transfer taxes in connection with the recording of any instrument of transfer of the Leasehold Interest from Miller to Nami hereunder.
     12.15 Arbitration. Upon the demand of Nami or Miller (collectively, the "parties"), whether made before the institution of any judicial proceeding or not more than 60 days after service of a complaint, third party complaint, cross-claim or counterclaim or any answer thereto or any amendment to any of the above, any Dispute (as defined below) shall be resolved by binding arbitration in accordance with the terms of this Section 12.15. A "Dispute" shall include any action, dispute, claim, or controversy of any kind, whether founded in contract, tort, statutory or common law, equity, or otherwise, now existing or hereafter occurring between the parties arising out of, pertaining to or in connection with this Agreement or any related agreements, documents, or instruments (the "Documents"). The parties understand that by this Section 12.15, they have decided that the Dispute may be submitted to arbitration rather than being decided through litigation in court, however the parties do not waive their respective rights to appeal any decision on due process grounds, failure to adhere to the procedures set forth herein, or otherwise.
          Governing Rules. Arbitrations conducted pursuant to this Section 12.15, including selection of arbitrators, shall be administered by the American Arbitration Association ("Administrator") pursuant to the Commercial Arbitration rules of the Administrator. Arbitrations conducted pursuant to the terms hereof shall be governed by the provisions of the Federal Arbitration Act (Title 9 of the United States Code), and to the extent the foregoing are inapplicable, unenforceable or invalid, the laws of the Commonwealth of Kentucky. Judgment upon any award rendered hereunder may be entered in any court having jurisdiction. Any party who fails to submit to binding arbitration following a lawful demand by the opposing party shall bear all costs and expenses, including reasonable attorney's fees, incurred by the opposing party in compelling arbitration of any Dispute.
          Arbitrator Powers and Qualifications; Awards. Arbitrators shall resolve all Disputes in accordance with the applicable substantive law including the award of attorneys' fees and expenses if permitted by law or the agreement of the parties. All statutes of limitation applicable to any Dispute shall apply to any proceeding brought in accordance with this Section
12.15. Any arbitrator selected to act as the only arbitrator in a Dispute shall be required to be a practicing attorney with not less than 10 years practice in commercial law in the Commonwealth of Kentucky. With respect to a Dispute in which the claims or amounts in controversy do not exceed $100,000, a single arbitrator shall be chosen and shall resolve the Dispute. In such case the arbitrator shall have authority to render an award up to but not to exceed $100,000 including all damages of any kind whatsoever, costs, fees and expenses. Submission to a single arbitrator shall be a waiver of all parties' claims to recover more than $100,000. Disputes involving claims or amounts in controversy exceeding $100,000 shall be decided by a majority vote of a panel of three arbitrators ("Arbitration Panel"). An Arbitration Panel shall be composed of one arbitrator who would be qualified to sit as a single arbitrator in a Dispute decided by one arbitrator, and two arbitrators who have at least ten years experience in the oil and gas business. Arbitrator(s) may, in the exercise of their discretion, at the written request of a party,
(i) consolidate in a single proceeding any multiple party claims that are substantially identical, and (ii) administer multiple arbitration claims as class actions in accordance with Rule 23 of the Federal Rules of Civil Procedure. The arbitrator(s) shall be empowered to resolve any dispute regarding the terms of this Agreement or the arbitrability of any Dispute or any claim that all or any part (including this provision) is voidable but shall have no power to change or alter the terms of this Section 12.15. The award of the arbitrator(s) shall be in writing and shall specify the factual and legal basis for the award.
          Miscellaneous. To the maximum extent practicable, the Administrator, the Arbitrator(s) and the parties shall take any action necessary to require that an arbitration proceeding hereunder be concluded within 180 days of the filing of the Dispute with the Administrator. The Arbitrator(s) shall be empowered to impose sanctions for any party's failure to proceed with the times established herein. Arbitration proceedings hereunder shall be conducted in Kentucky at a location determined by the Administrator. In any such proceeding the doctrines of res judicata and collateral estoppel shall apply and a party shall state as a counterclaim any claim which arises out of the transaction or occurrence or is in any way related to the Documents which does not require the presence of a third party which could not be joined as a party in the proceeding. The provisions of this Section 12.15 shall survive any termination, amendment, or expiration of the Documents unless the parties otherwise expressly agree in writing. Each party agrees to keep all Disputes and arbitration proceedings strictly confidential, except for disclosures of information required in the ordinary course of business of the parties or as required by applicable law or regulation.
     12.16 Access to Employees. Miller and Nami each shall use its reasonable efforts to afford the other with access to its employees, as follows: (i) in the case of Miller, employees of Miller, as Nami may reasonably request for Nami's proper business purposes regarding the Assets, but not as to matters proprietary to either Nami or Miller, who remain employees of Miller following the date of Closing and who are familiar with the operations of the Assets, and (ii) in the case of Nami, employees of Nami, as Miller may reasonably request for Miller's proper business purposes, including without limitation, the defense of legal proceedings. Such access may include interviews (provided however, no such interview shall be conducted without attendance of such employee's counsel) or attendance at depositions or legal proceedings (provided however, no such attendance will be made without attendance of such employee's counsel); provided, however, that in any event all out-of-pocket expenses (including wages and salaries) reasonably incurred by any party in connection with this Section 12.16 shall be paid or promptly reimbursed by the party requesting such services.
     12.17 Limited No-Compete. From date of closing, and for a period of three years thereafter, neither Miller nor any of its agents, servants or employees, shall contact, solicit, induce or otherwise attempt to lease or contract with, the landowners or Lessors who are parties to the Lease(s), or in any way interfere with Nami's operations of the Assets, Lease(s) or Leasehold Interests. This provision does not apply to any Asset, Lease or Leasehold Interest not transferred by Miller under this Agreement.
     12.18 Survival of Representations. The parties shall have a period of two (2) years from the date of Closing of this transaction in which to pursue legal action for any alleged breach of the covenants, representations and warranties contained in this Agreement and in all certifications and documents delivered pursuant to or contemplated by this Agreement.
     12.19 No Finder's Fees. Each of the parties represent and warrants to the other parties that such party has not taken, and agrees that it will not take, any action that would cause any other party to become liable to any claim or demand for a brokerage commission, finder's fee or other similar payment.
          [SIGNATURE PAGE ON THE FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties have executed this Agreement on this 31st day of August, 2000.
                                   MILLER PETROLEUM, INC.
                                   By: /s/Deloy Miller
                                   Its: CEO

                                   NAMI RESOURCES COMPANY, LLC

                                   By: /s/Nami
                                   Its: Managing Member

                             EXHIBITS

Exhibit A      Definitions
                           Definitions
     All terms in need of explanation found in the Purchase and Sale Agreement from Miller Petroleum, Inc. to Nami Resources, LLC, have been provided relevant definitions for the Purchase and Sale Agreement and have been fully explained within the text of the Purchase and Sale Agreement; therefore, no further definitions are necessary in this Exhibit A.

Exhibit B      Leases
1. That certain Oil & Gas Lease dated April 4,1 994, by and between South Mississippi Electric Power Association unto AKS Energy Corporation of record in Lease Book 40, Page 221, in the Bell County Clerk's Office, in Lease Book 87, Page 91 in the Knox County Clerk's Office, in Lease Book 37, Page 9 in the Harlan County Clerk's Office, in Lease Book 49, Page 523 in the Leslie County Clerk's Office, in Lease Book 80, Page 70 in the Clay County Clerk's Office. The last conveyance being an Assignment and Bill of Sale dated December 16, 1997, by and between AKS Energy Corporation unto Miller Petroleum, Inc. of record in Lease Book 41, Page 276 in the Bell County Clerk's Office, in Lease Book 92, Page 016 in the Knox County Clerk's Office, In Lease Book 38, Page 431 in the Harlan County Clerk's Office, in Lease Book 52, Page 452 in the Leslie County Clerk's Office, in Lease Book 83, Page 492 in the Clay County Clerk's Office.

2         That Oil and Gas Lease dated May 31, 1994, by and between Enpro,
Inc., unto AKS Energy Corporation, of record in Lease Book 40, Page 228 in the Bell County Clerk's Office, in Lease Book 87, Page 240 in the Knox County Clerk's office. The last conveyance being an Assignment and bill of Sale dated December 16, 1997, by and between AKS Energy Corporation unto Miller Petroleum, Inc., of record in Lease Book 41, Page 276 in the Bell County Clerk's Office, in Lease Book 92, Page 016 in the Knox County Clerk's Office.

3         That Assignment of Oil and Gas Leases dated May 31, 1994, by and between Enpro, Inc., unto AKS Energy Corporation, of record in Lease Book 40, Page 242 in the Bell County Clerk's Office, in Lease Book 87, Page 240 in the Knox County Clerk's Office. The last conveyance being an Assignment and Bill of Sale dated December 16, 1997, by and Between AKS Energy Corporation of record in Lease Book 41, Page 276 in the Bell County Clerk's Office, in Lease Book 92, Page 016 in the Knox County Clerk's Office.

4. That Assignment of Oil and Gas Lease dated March 19, 1997, by and between Rio Grande Resources, Inc. unto AKS Energy Corporation, of record in Lease Book 41, Page 141 in the Bell County Clerk's Office. The last conveyance being an Assignment and Bill of Sale dated December 16, 1997, by and between AKS Energy Corporation unto Miller Petroleum, Inc., of record in Lease Book 41, Page 276 in the Bell County Clerk's Office.

Exhibit C      Interest in Leases
MILLER PETROLEUM, INC.
KENTUCKY LEASES
WELL OWNERSHIP

                                                Net Revenue
Lease Name                    Well No.  County Permit No.   Interest  Total

South Miss. Elec. Power Assn. 1    Leslie 86005
  Miller Petroleum, Inc.                     0.875000
  South Miss. Elec. Power Assn.                   0.125000
                                                       1.000000
South Miss. Elec. Power Assn. 2    Leslie 86004
  Miller Petroleum, Inc.                     0.875000
  South Miss. Elec. Power Assn.                   0.125000
                                                        1.000000

South Miss. Elec. Power Assn. 2A   Leslie 88096
  Miller Petroleum, Inc.                     0.875000
  South Miss. Elec. Power Assn.                   0.125000
                                                       1.000000

South Miss. Elec. Power Assn. 3    Leslie 86079
  Miller Petroleum, Inc.                     0.875000
  South Miss. Elec. Power Assn.                   0.125000
                                                       1.000000

South Miss. Elec. Power Assn. 6    Clay  86141
  Miller Petroleum, Inc.                     0.875000
  South Miss. Elec. Power Assn.                   0.125000
                                                       1.000000

South Miss. Elec. Power Assn. 7    Clay  86143
  Miller Petroleum, Inc.                     0.875000
  South Miss. Elec. Power Assn.                   0.125000
                                                       1.000000

South Miss. Elec. Power Assn. 10   Bell       88502
  Miller Petroleum, Inc.                     0.875000
  South Miss. Elec. Power Assn.                   0.125000
                                                       1.000000

South Miss. Elec. Power Assn. 13   Leslie 86623
  Miller Petroleum, Inc.                     0.875000
  South Miss. Elec. Power Assn.                   0.125000
                                                       1.000000

South Miss. Elec. Power Assn. 21   Leslie 88520
  Miller Petroleum, Inc.                     0.875000
  South Miss. Elec. Power Assn.                   0.125000
                                                       1.000000

South Miss. Elec. Power Assn. 22   Clay   88462
  Miller Petroleum, Inc.                     0.875000
  South Miss. Elec. Power Assn.                   0.125000
                                                       1.000000

South Miss. Elec. Power Assn. 24   Leslie 87675
  Miller Petroleum, Inc.                     0.445313
  Southern Gas Co.                           0.429687  *
  South Miss. Elec. Power Assn.                   0.125000
                                                       1.000000

South Miss. Elec. Power Assn. 24A  Leslie 88071
  Miller Petroleum, Inc.                     0.445313
  Southern Gas Co.                           0.429687  *
  South Miss. Elec. Power Assn.                   0.125000
                                                       1.000000

South Miss. Elec. Power Assn. 25   Leslie 88153
  Miller Petroleum, Inc.                     0.875000
  South Miss. Elec. Power Assn.                   0.125000
                                                       1.000000

South Miss. Elec. Power Assn. Cabot 2Leslie44430
  Miller Petroleum, Inc.                     0.717500
  James E. Black                                  0.017500
  Johnny C. Boyles                           0.043750
  Dale J. Walters                                 0.008750
  L. Lee Lohman                                   0.008750
  Frank A. Pierce                                 0.035000
  Ken Davidson                               0.008750
  George J. Slavik                           0.008750
  M. A. "Bud" Bauer                          0.008750
  Ray E. Crawford                                 0.008750
  Ken Kreuter                                0.008750
  South Miss. Elec. Power Assn.                   0.125000
                                                       1.000000

South Miss. Elec. Power Assn. Cabot 4Leslie44431       **
  Miller Petroleum, Inc.                     0.875000
  South Miss. Elec. Power Assn.                   0.125000
                                                       1.000000

South Miss. Elec. Power Assn. Cabot 6Leslie45094       **
  Miller Petroleum, Inc.                     0.875000
  South Miss. Elec. Power Assn.                   0.125000
                                                       1.000000

South Miss. Elec. Power Assn. Cabot 8Leslie45270       **
  Miller Petroleum, Inc.                     0.875000
  South Miss. Elec. Power Assn.                   0.125000
                                                       1.000000

South Miss. Elec. Power Assn. Cabot 11Bell 46654       **
  Miller Petroleum, Inc.                     0.875000
  South Miss. Elec. Power Assn.                   0.125000
                                                       1.000000

South Miss. Elec. Power Assn. Riley 14Leslie55516
  Miller Petroleum, Inc.                     0.875000
  South Miss. Elec. Power Assn.                   0.125000
                                                       1.000000

South Miss. Elec. Power Assn. Riley 15Leslie58995
  Miller Petroleum, Inc.                     0.875000
  South Miss. Elec. Power Assn.                   0.125000
                                                       1.000000

South Miss. Elec. Power Assn. Riley 17Leslie60777
  Miller Petroleum, Inc.                     0.875000
  South Miss. Elec. Power Assn.                   0.125000
                                                       1.000000

South Miss. Elec. Power Assn. 26   Clay 89518
  Miller Petroleum, Inc.                     0.787500
  Nancy Gettelfinger                              0.043750
  Herman Gettelfinger                             0.021875
  Andrew Gettelfinger                             0.021875
  South Miss. Elec. Power Assn.                   0.125000
                                                       1.000000

South Miss. Elec. Power Assn. 28   Clay 89569
  Miller Petroleum, Inc.                     0.787500
  Nancy Gettelfinger                              0.043750
  Herman Gettelfinger                             0.021875
  Andrew Gettelfinger                             0.021875
  South Miss. Elec. Power Assn.                   0.125000
                                                       1.000000

South Miss. Elec. Power Assn. 29   Bell 89599
  Miller Petroleum, Inc.                     0.787500
  Nancy Gettelfinger                              0.043750
  Herman Gettelfinger                             0.021875
  Andrew Gettelfinger                             0.021875
  South Miss. Elec. Power Assn.                   0.125000
                                                       1.000000

South Miss. Elec. Power Assn. 30   Bell 89587
  Miller Petroleum, Inc.                     0.787500
  Nancy Gettelfinger                              0.043750
  Herman Gettelfinger                             0.021875
  Andrew Gettelfinger                             0.021875
  South Miss. Elec. Power Assn.                   0.125000
                                                       1.000000

South Miss. Elec. Power Assn. 31   Clay 89586
  Miller Petroleum, Inc.                     0.787500
  Nancy Gettelfinger                              0.043750
  Herman Gettelfinger                             0.021875
  Andrew Gettelfinger                             0.021875
  South Miss. Elec. Power Assn.                   0.125000
                                                       1.000000

South Miss. Elec. Power Assn. CBM 32Clay     90010
  Miller Petroleum, Inc.                     0.787500
  Nancy Gettelfinger                              0.043750
  Herman Gettelfinger                             0.021875
  Andrew Gettelfinger                             0.021875
  South Miss. Elec. Power Assn.                   0.125000
                                                       1.000000

South Miss. Elec. Power Assn. CBM 33Clay     90011
  Miller Petroleum, Inc.                     0.787500
  Nancy Gettelfinger                              0.043750
  Herman Gettelfinger                             0.021875
  Andrew Gettelfinger                             0.021875
  South Miss. Elec. Power Assn.                   0.125000
                                                       1.000000

South Miss. Elec. Power Assn. CBM 34Clay     90012
  Miller Petroleum, Inc.                     0.787500
  Nancy Gettelfinger                              0.043750
  Herman Gettelfinger                             0.021875
  Andrew Gettelfinger                             0.021875
  South Miss. Elec. Power Assn.                   0.125000
                                                       1.000000

South Miss. Elec. Power Assn. CBM 35Bell     90080
  Miller Petroleum, Inc.                     0.787500
  Nancy Gettelfinger                              0.043750
  Herman Gettelfinger                             0.021875
  Andrew Gettelfinger                             0.021875
  South Miss. Elec. Power Assn.                   0.125000
                                                       1.000000

Asher Land & Mineral, Ltd.    1    Bell 86953
  Miller Petroleum, Inc.                     0.585687
  Enpro, Inc.                                0.244313
  Enpro, Inc. (ORRI)                              0.045000
  Asher Land & Mineral, Ltd.                      0.125000
                                                       1.000000

Asher Land & Mineral, Ltd.    2    Bell 86954
  Miller Petroleum, Inc.                     0.585687
  Enpro, Inc.                                0.244313
  Enpro, Inc. (ORRI)                              0.045000
  Asher Land & Mineral, Ltd.                      0.125000
                                                       1.000000

Asher Land & Mineral, Ltd.    4    Bell 86956
  Miller Petroleum, Inc.                     0.585687
  Enpro, Inc.                                0.244313
  Enpro, Inc. (ORRI)                              0.045000
  Asher Land & Mineral, Ltd.                      0.125000
                                                       1.000000

Asher Land & Mineral, Ltd.    11   Bell 87422
  Miller Petroleum, Inc.                     0.585687
  Enpro, Inc.                                0.244313
  Enpro, Inc. (ORRI)                              0.045000
  Asher Land & Mineral, Ltd.                      0.125000
                                                       1.000000

Asher Land & Mineral, Ltd.    12   Bell 87564
  Miller Petroleum, Inc.                     0.420313
  Southern Gas Co.                           0.409687  *
  Enpro, Inc. (ORRI)                              0.045000
  Asher Land & Mineral, Ltd.                      0.125000
                                                       1.000000

Asher Land & Mineral, Ltd.    14A  Bell 87599
  Miller Petroleum, Inc.                     0.585687
  Enpro, Inc.                                0.244313
  Enpro, Inc. (ORRI)                              0.045000
  Asher Land & Mineral, Ltd.                      0.125000
                                                       1.000000

Asher Land & Mineral, Ltd.    2    Bell 1500-EF
  Miller Petroleum, Inc.                     0.830000
  Enpro, Inc. (ORRI)                              0.045000
  Asher Land & Mineral, Ltd.                      0.125000
                                                       1.000000

Carnes Heirs (Enpro 1)   3         Knox 88317
  Miller Petroleum, Inc.                     0.875000
  Enpro, Inc.                                0.125000
                                                       1.000000

Enpro, Inc.    2                   Knox 87981
  Miller Petroleum, Inc.                     0.441562
  Southern Gas Co.                           0.425938
  Enpro, Inc.                                0.132500
                                                       1.000000

Lewis, W. E. Heirs  1         Bell 88570
  Miller Petroleum, Inc.                     0.825000
  Rio Grande Resources                            0.050000
  W.E. Lewis Heirs                           0.125000
                                                       1.000000


** On the Cabot wells, there is a 40% net revenue production payment owed until the sum of $106,138.20 is paid.

South Mississippi Electric Power Association has a 15% royalty on oil in its lease.

Exhibit D      Wells

EXHIBIT "D"
WELLS

                         Net Revenue
Lease Name                  Well No.    County    Permit No.     Interest

South Miss. Elec. Power Assn. 1         Leslie    86005     0.875000
South Miss. Elec. Power Assn. 2         Leslie    86004     0.875000
South Miss. Elec. Power Assn. 2A        Leslie    88096     0.875000
South Miss. Elec. Power Assn. 3         Leslie    86079     0.875000
South Miss. Elec. Power Assn. 6         Clay      86141     0.875000
South Miss. Elec. Power Assn. 7         Clay      86143     0.875000
South Miss. Elec. Power Assn. 10        Bell      88502     0.875000
South Miss. Elec. Power Assn. 13        Leslie    86623     0.875000
South Miss. Elec. Power Assn. 21        Leslie    88520     0.875000
South Miss. Elec. Power Assn. 22        Clay      88462     0.875000
South Miss. Elec. Power Assn. 24        Leslie    87675     0.445313
South Miss. Elec. Power Assn. 24A       Leslie    88071     0.445313
South Miss. Elec. Power Assn. 25        Leslie    88153     0.875000
South Miss. Elec. Power Assn. Cabot 2   Leslie    44430     0.717500
South Miss. Elec. Power Assn. Cabot 4   Leslie    44431     0.875000
South Miss. Elec. Power Assn. Cabot 6   Leslie    45094     0.875000
South Miss. Elec. Power Assn. Cabot 8   Leslie    45270     0.875000
South Miss. Elec. Power Assn. Cabot 11  Bell      46654     0.875000
South Miss. Elec. Power Assn. Riley 14  Leslie    55516     0.875000
South Miss. Elec. Power Assn. Riley 15  Leslie    58995     0.875000
South Miss. Elec. Power Assn. Riley 17  Leslie    60777     0.875000
South Miss. Elec. Power Assn. 26        Clay      89518     0.787500
South Miss. Elec. Power Assn. 28        Clay      89569     0.787500
South Miss. Elec. Power Assn. 29        Bell      89599     0.787500
South Miss. Elec. Power Assn. 30        Bell      89587     0.787500
South Miss. Elec. Power Assn. 31        Clay      89586     0.787500
South Miss. Elec. Power Assn. CBM 32    Clay      90010     0.787500
South Miss. Elec. Power Assn. CBM 33    Clay      90011     0.787500
South Miss. Elec. Power Assn. CBM 34    Clay      90012     0.787500
South Miss. Elec. Power Assn. CBM 35    Bell      90080     0.787500

Asher Land & Mineral, Ltd.    1         Bell      86953     0.585687
Asher Land & Mineral, Ltd.    2         Bell      86954     0.585687
Asher Land & Mineral, Ltd.    4         Bell      86956     0.585687
Asher Land & Mineral, Ltd.    11        Bell      87422     0.585687
Asher Land & Mineral, Ltd.    12        Bell      87564     0.420313
Asher Land & Mineral, Ltd.    14A       Bell      87599     0.585687

Carnes Heirs                  3         Knox      88317     0.875000

Enpro, Inc.                   2         Knox      87981     0.449063

Lewis, W. E. Heirs            1         Bell      88570     0.825000

Exhibit E      Compressors

SMEPA has a 1978 Integral Engine Compressor- natural gas, Ajac, Model DPC-280, S/N 79254, 13 1/4 X 16 stroke, 2200 cu. in., 2 cylinder, 250-400 RPM, w (2)
Ace air cooled exchangers, Model J4B, S/N 81873-2 & 3, 1981, with regulators, skid mounted, continuous operations 24/365 with dehy.

Asher has a 1985 Integral Engine Compressor- natural gas, Ajax, Model DPC-180, L2 S/N 82344, 2800 cu. in., 1 cylinder, 15 X 8 stroke, coller, regulators, skid mounted, continuous operations 24/365 with dehy.

Exhibit F      Assigned Contracts
    TO THAT PURCHASE AND SALE AGREEMENT DATED AUGUST 31, 2000
                BETWEEN MILLER PETROLEUM, INC. AND
                   NAMI RESOURCES COMPANY, LLC

                            CONTRACTS

1. That Oil & Gas Agreement and Joint Operating Agreement dated May 12, 1994, by and between Enpro, Inc. and AKS Energy Corporation.

2.   That Oil & Gas Lease between AKS and SMEPA referenced in Exhibit A.

3. That Letter Agreement of May, 1995 between AKS, Asher Land and Mineral Ltd. and Crockett Colleries, Inc.

4. That Purchase and Sale Agreement of December 16, 1997 by and between AKS Energy Corporation and Miller Petroleum, Inc.

5. All easements, rights of way, access agreements, or assignments thereof, affecting the subject properties.

6. All gas sales agreements, transportation agreements, production agreements, operating agreements or assignments thereof pertaining to the subject properties.

7. All licenses, permits, bonds or assignments thereof pertaining to the subject leases, wells and facilities.

8. All documents of public record or which are contained in the files of Miller Petroleum, Inc. pertaining to the subject property.

Exhibit G      Allocation of Purchase Price
NOT DISCLOSED

Exhibit H      Form of Assignment
                   ASSIGNMENT AND BILL OF SALE


COMMONWEALTH OF KENTUCKY

COUNTIES OF BELL, LESLIE, KNOX, HARLAN AND CLAY



     THIS ASSIGNMENT AND BILL OF SALE, (hereinafter referred to as "Assignment"), dated this _______ day of __________________, executed by and between MILLER PETROLEUM, INC., a Tennessee Corporation, with an office at 3675 Baker Highway, P.O. Box 130, Huntsville, Tennessee 37756 (hereinafter referred to as "Assignor"), and NAMI RESOURCES COMPANY, LLC, a Kentucky Limited Liability Company, with an office at 1222-1/2 North Main Street, London,
Kentucky 40741 (hereinafter referred to as "Assignee"), is effective for the purposes of this transfer as of 12:01 a.m. Eastern time, on July 1, 2000 ( the "Effective Time" hereunder).



                         ARTICLE I

               Conveyance and Transfer of Oil & Gas Properties

     Assignor, intending to be bound hereby, for and in consideration of the sum of TEN and NO/00 DOLLARS ($10.00) and other good and valuable considerations to it in hand paid by Assignee, the receipt and sufficiency of which are hereby acknowledged and confessed by Assignor, has GRANTED, BARGAINED, SOLD, ASSIGNED, TRANSFERRED, CONVEYED, and DELIVERED, and by these presents does hereby grant, bargain, sell, assign, transfer, convey and deliver, unto Assignee, and the successors and assigns of Assignee, all of Assignor's right, title and interest in, to, and under (i) those certain oil and/or gas leases (the "Leases") described on EXHIBIT "A" attached hereto and by this reference made a part hereof, (ii) the oil and gas wells and interests (the "Wells") described on EXHIBIT "B", attached hereto and by this reference made a part hereof, together with all rights, titles and interests incident thereto, and (iii) all surface and underground equipment and other personalty and fixtures in or on the Leases, to the extent that Assignor owns, possesses and has the right to transfer same ("Facilities") including but not limited to those described on EXHIBIT "C", attached hereto and by this reference made a part hereof. The Wells, the Leases, and the Facilities, subject to the Permitted Encumbrances (hereinafter defined) are herein collectively referred to as the "Subject Properties". There is included in this Assignment such surface rights and rights of ingress and egress on, under, over and across the Leases as were granted to Assignor by the Leases, as amended.


TO HAVE AND TO HOLD, the Subject Properties unto Assignee, and the successors and assigns of Assignee, forever subject to and in accordance with the provisions of this Agreement.

This Agreement is made with special warranty of title.


                         ARTICLE II

                           Disclaimers

     THE PARTIES AGREE THAT TO THE EXTENT REQUIRED TO BE OPERATIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE "CONSPICUOUS" DISCLAIMERS FOR THE PURPOSES OF EVERY APPLICABLE LAW, RULE OR ORDER. THIS ASSIGNMENT IS MADE AND ACCEPTED UPON THE UNDERSTANDING AND AGREEMENT THAT ALL PERSONAL PROPERTY , MACHINERY, FIXTURES, EQUIPMENT AND MATERIALS CONVEYED HEREBY ARE SOLD AND ASSIGNED AND ACCEPTED BY ASSIGNEE, IN THEIR "WHERE IS", AND "AS IS" CONDITION WITHOUT ANY WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED OR STATUTORY, OF MARKETABILITY, QUALITY, CONDITION, MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE OR USE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, BUT RETAINS ALL WARRANTIES OF GOOD TITLE TO THE PROPERTY. FOR THE BENEFIT OF ASSIGNOR, ASSIGNEE STIPULATES FOR ALL PURPOSES THAT TO THE FULL EXTENT PERMITTED BY LAW, ASSIGNEE WAIVES AND RELEASES TO ASSIGNORS, ANY CLAIM UNDER THE MERCHANT OR CONSUMER PROTECTION ACTS WHICH APPLY OR MIGHT APPLY TO THIS TRANSACTION.


                         ARTICLE III

                        Permitted Encumbrances

     The Subject Properties are granted, bargained, sold, assigned, transferred, conveyed, and delivered by Assignor and accepted by Assignee subject to the following, to the extent such encumbrances are valid and enforceable and not included as Subject Properties (the "Permitted Encumbrances" under this Assignment): (a) all royalty interests, overriding royalty interests, and other burdens on or payable out of the production oil and gas that are presently existing and outstanding, whether or not of record in the official deed records of Bell, Knox, Harlan, Clay and Leslie Counties, Kentucky; (b) all division orders, unitization and pooling designations, declarations, orders and agreements, contracts for the sale, purchase, exchange, refining, gathering or processing of oil, or of gas or of other mineral production from the Leases and Wells; (c) any lien, security interests, or mortgages, that arise to secure payment of amounts not yet delinquent, which are of a type and nature customary in the oil and gas industry, and which have been disclosed to Assignee, but Assignor shall acquire release of the Leases or Wells any such lien, security interest, or mortgage in order to make this Assignment or promptly pay or discharge same;
(d) liens, security payment of taxes or assignments that are, in either case, not yet delinquent or, if delinquent, are being contested in good faith in the normal course of business, and Assignor agrees to pay or discharge same in a timely manner; and (e) rights reserved to or vested in the state, municipality or other governmental, statutory or public authority to control or regulate any of the Subject Properties and all applicable laws, rules and order of the state, municipality or other governmental authority.

                         ARTICLE IV

                              Other Agreements

     This assignment is further subject to an unrecorded Asset Purchase Agreement, dated 31st of August, 2000 between Assignor and Assignee.


                         ARTICLE V

                             General

     This Assignment may be executed in any number of counterparts, each of which shall be of equal dignity and all of which shall constitute but one and the same instrument. In order to facilitate recordation, signature pages from each original counterpart may be removed therefrom, and attached to a single instrument and recorded, which recorded instrument shall be effective for all purposes hereunder and under the recording statutes,.

     This Assignment shall bind and inure to the benefit of Assignor and Assignee and their respective affiliates, successors and assigns.

     IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed as of the date of their respective acknowledgments set forth below, to be effective, however, for all purposes as of the Effective Time.

                                   ASSIGNOR:
                                   MILLER PETROLEUM, INC.



                                      /s/Deloy Miller
                                   BY:  DELOY MILLER
                                   ITS: PRESIDENT


                                   ASSIGNEE:
                                   NAMI RESOURCES COMPANY, LLC



                                      /s/Mike Nami
                                   BY: MIKE NAMI
                                   ITS: SOLE MEMBER/MANAGER


STATE OF TENNESSEE  )
                    )
COUNTY OF SCOTT     )

     The foregoing instrument was acknowledged before me this 31ST day of August, 2000, by Deloy Miller, President of Miller
Petroleum, Inc., a Tennessee corporation, on behalf of the corporation.



                                   /s/Teresa A. Potter

                                     Notary Public, State at Large


My Commission Expires: March 24, 2002


STATE OF KENTUCKY   )
                    )
COUNTY OF WHITLEY   )

     The foregoing instrument was acknowledged before me this 6th day of September, 2000, by Mike Nami, of Nami Resources Company, LLC, a Kentucky limited liability company, on behalf of the company.



                              /s/Tami L. Rogers

                                    Notary Public, State at Large

My Commission Expires: 12/11/03


THIS INSTRUMENT PREPARED BY:

/s/Howard O. Mann
HOWARD O. MANN
LAW OFFICES OF HOWARD O. MANN, P.S.C.
104 NORTH KENTUCKY STREET
P.O. DRAWER 1344
CORBIN, KENTUCKY 40702
TELEPHONE:  (606) 528-0616

                           Exhibit "A"
                              Leases
See Exhibit B above

                                Exhibit "B"
                                    Wells
See Exhibit D above

Exhibit I      Contractual Agreements
NONE

Exhibit J      Acknowledged Assignments
NONE